Filed Pursuant to Rule 433 Dated December 5, 2006 Registration Statement No. 333-132513-01 Supplementing Prospectus Supplement Dated December 5, 2006 and Prospectus dated March 17, 2006

$600,000,000 5.00% NOTES DUE 2012

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$600,000,000
Maturity:	March 1, 2012
Coupon (Interest Rate):	5.00%
Benchmark Treasury:	4.500% due 11/30/2011
Benchmark Treasury Price and Yield:	100-15 3/4 ; 4.389%
Spread to Benchmark Treasury:	0.70% (70 basis points)
Yield to Maturity:	5.089%
Expected Ratings (S&P / Moody’s):	A- (stable) / A3 (stable)
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2007
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .20% (20 basis points) or at par on or after 90 days prior to March 1, 2012
Price to Public:	99.604%
Settlement Date:	T+5; December 12, 2006
Denominations:	$2,000 x $1,000
CUSIP	828807 BX 4
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Greenwich Capital Markets, Inc., UBS Securities LLC and Wachovia Capital Markets, LLC

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, (ii) Greenwich Capital Markets, Inc. toll-free at 1-888-273-4485, (iii) UBS Securities LLC toll-free at 1-888-722-9555 (ext. 1088) or your usual contact at UBS Securities LLC, or (iv) Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Filed Pursuant to Rule 433 Dated December 5, 2006 Registration Statement No. 333-132513-01 Supplementing Prospectus Supplement Dated December 5, 2006 and Prospectus dated March 17, 2006

$650,000,000 5.25% NOTES DUE 2016

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$650,000,000
Maturity:	December 1, 2016
Coupon (Interest Rate):	5.25%
Benchmark Treasury:	4.625% due 11/15/16
Benchmark Treasury Price and Yield:	101-14; 4.444%
Spread to Benchmark Treasury:	0.91% (91 basis points)
Yield to Maturity:%	5.354%
Expected Ratings (S&P / Moody’s):	A- (stable) / A3 (stable)
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2007
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + .25% (25 basis points) or at par on or after 90 days prior to December 1, 2016
Price to Public:	99.207%
Settlement Date:	T+5; December 12, 2006
Denominations:	$2,000 x $1,000
CUSIP	828807 BW 6
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Greenwich Capital Markets, Inc., UBS Securities LLC and Wachovia Capital Markets, LLC

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, (ii) Greenwich Capital Markets, Inc. toll-free at 1-888-273-4485, (iii) UBS Securities LLC toll-free at 1-888-722-9555 (ext. 1088) or your usual contact at UBS Securities LLC, or (iv) Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.